Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan President & CEO (978) 725-7555
LSB Corporation Announces First Quarter 2009 Financial Results,
Declares Quarterly Cash Dividend
NORTH ANDOVER, MA, — (MARKET WIRE) — April 23, 2009 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced first quarter 2009 net income available to common shareholders of $805,000, or $0.18 per diluted common share, as compared to net income of $916,000, or $0.20 per diluted common share, for the first quarter of 2008. The largest factor in the decline in net income is the increase in FDIC deposit insurance premiums that totaled $391,000 for the first quarter of 2009 as compared to $14,000 in the comparable quarter in 2008. This reflects an estimate for the increased assessment announced by the FDIC in March 2009. Partially offsetting the impact of the increased deposit insurance premium were gains on sales of investments of $227,000 in the first quarter of 2009 as compared to none in the first quarter of 2008.
The Company recorded a provision for loan losses of $240,000 in the first quarter of 2009 as compared to $105,000 recorded for the first quarter of 2008. The increase in the provision for loan losses in 2009 is due to continued corporate and retail loan growth rather than deterioration of credit quality. Annualized net loan charge-offs as a percentage of average loans totaled 3 basis points for the first quarter of 2009 as compared to 4 basis points in the first quarter of 2008.
The Company’s net interest margin increased to 2.48% for the first three months of 2009 from 2.39% for the fourth quarter of 2008. The increase in the net interest margin is caused by liabilities repricing lower more quickly than assets as the general level of interest rates fall. This improvement in margins has been aided in part by a shift in the mix of assets as higher yielding loans replaced investments.
Total assets increased by $17.1 million or 2.3% from December 31, 2008 to $778.5 million as of March 31, 2009. The 2009 increase reflected local loan growth of $27.3 million from December 31, 2008. The corporate loan portfolio increased by $17.4 million in the first three months of 2009 while the retail loan portfolio increased by $9.9 million over the same period for a total of $479.9 million as of March 31, 2009. This loan growth was partially offset by payments on collateralized mortgage obligations and mortgage-backed securities totaling $20.1 million and sales of investments of $3.5 million.
As of March 31, 2009, non-performing loans totaled $2.6 million while the $6.1 million allowance for loan losses, as a proportion of total loans, equaled 1.27% as compared to $2.6 million, $5.9 million and 1.30%, respectively, at December 31, 2008. Non-performing assets totaled $2.7 million at March 31, 2009 and declined modestly from December 31, 2008. Total loan delinquencies under 90 days at March 31, 2009, totaled less than $1.0 million.
Deposits totaled $433.7 million as of March 31, 2009, an increase of $25.0 million from December 31, 2008. The Bank’s focus on attracting and retaining core deposits has produced favorable results in 2009. Savings accounts, NOW accounts and demand deposit accounts increased by $8.0 million, $2.3 million and $1.3 million, respectively, during the first three months of 2009. Certificates of deposit increased by $13.6 million since December 31, 2008. Especially encouraging is the $6.5 million in deposits after only two months of operation in the new Derry, NH branch. Total borrowed funds decreased during the first three months of 2009 by $9.4 million or 3.4% and totaled $267.1 million as of March 31, 2009.
The Company also announced today a quarterly cash dividend of $0.05 per share to be paid on May 21, 2009 to shareholders of record as of May 7, 2009. This dividend represents a 2.4% annualized dividend yield based on the closing stock price of $8.47 on April 22, 2009. The Company’s most recent dividend was $0.15 per share paid on February 19, 2009.
President and CEO Gerald T. Mulligan stated, “The significant increase in both loans and deposits is a reflection of greater market opportunity and improved execution by Bank personnel. The greater market opportunity is the result of noticeably less competition from those larger multinational banking organizations with a major presence in our market area.
“This improved opportunity for balance sheet growth was the primary motive for the Bank’s acceptance of funding under the TARP Capital Purchase Program. In the short time since our acceptance of TARP funding in December 2008, the Capital Purchase Plan has changed from a positive program only available for strong banks into a negatively perceived program of federal bailout of troubled institutions. We believe that in reaction to that changed perception, Congress and the Treasury have fundamentally altered the burdens under the Capital Purchase Program, imposing greater operating restrictions, increased reporting burdens and, more importantly, putting the Bank and its employees on the defensive in responding to public inquiry. Accordingly, the Board and management have determined that repayment of the TARP funding should be undertaken at the earliest prudent opportunity.

“Given the strong and growing balance sheet, it might appear incongruous to reduce the shareholder dividend. The Board and management struggled with the decision to reduce the dividend but believe that the resulting $1.8 million addition to bank capital is in the best long-term interests of all shareholders.
“First, as implied above, the Bank has already relied upon the $15 million of TARP funding to increase loans to our local community. Thus, while we could repay the full amount of the TARP funding immediately and still remain “well capitalized” as defined by federal and state bank regulators, we would be only just so without much leeway for any unexpected investment or loan loss. Additionally, an immediate repayment would require a sharp curtailment in all lending. Given the improved opportunity for profitable lending and this rare opportunity for profitable market share growth, any additional curtailment would be disruptive to our customers and short-sighted from the perspective of our shareholders.
“Second, events totally beyond our control have combined to dramatically increase the expenses of all banks across the country and reduce the income of most banks in New England. For all of 2008, RiverBank recorded a $60,000 expense for FDIC premiums. In 2009, we project that expense to be $1.4 million. Likewise, in 2008, RiverBank recorded a dividend on its Federal Home Loan Bank of Boston (“FHLBB”) stock of $428,000. The FHLBB has suspended all dividends indefinitely and certainly for all of 2009.
“The combination of increased FDIC premiums and suspension of the FHLBB dividend results in an almost $2 million swing in earnings from 2008 to 2009. Maintenance of our previous dividend of $0.15 per share would have resulted in a payout ratio this quarter of 83%. Under a more favorable economic environment and with more ample capital, such a payout might be appropriate but, given our determination to repay the TARP funding at the earliest prudent opportunity, ensure adequate capital during parlous economic conditions, and fund additional growth, a reduction in the dividend and retention of capital is the more prudent course.
“After lengthy discussion and with great reluctance, the Board voted to reduce the shareholder dividend in the firm belief that the retention of additional capital will not only protect shareholder investment today but will position the Company for greater growth in shareholder value.”
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended
(For the periods ending)	March 31, 2009	Dec. 31, 2008	March 31, 2008

Performance ratios (annualized):
Efficiency ratio	71.38%	63.08%	64.39%
Return on average assets	0.51%	1.96%	0.57%
Return on average stockholders equity	5.45%	26.08%	6.03%
Return on average common stockholders’ equity	5.70%	27.69%	6.03%
Net interest margin	2.48%	2.39%	2.52%
Interest rate spread (int. bearing only)	2.14%	2.09%	2.06%

Dividends paid per common share during period	$0.15	$0.15	$0.14

(At)		March 31, 2009	Dec. 31, 2008	March 31, 2008

	“Well Capitalized”
	Minimums
Capital Ratios:
Stockholders’ equity to total assets	N/A	9.40%	9.48%	9.13%
RiverBank Tier 1 leverage ratio	5.0%	8.00%	8.18%	9.30%

Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	12.87%	13.30%	13.11%
RiverBank Tier 1 risk-based	6.0%	11.59%	11.83%	13.12%
RiverBank total risk-based	10.0%	12.73%	12.97%	14.19%

Asset Quality:
Allowance for loan losses as a percent of total loans		1.27%	1.30%	1.31%
Allowance as a percent of non-performing loans		236.37%	225.83%	487.40%
Non-performing loans as a percent of total loans		0.54%	0.58%	0.27%
Non-performing assets as a percent of total assets		0.35%	0.36%	0.24%

Per Share Data:
Book value per share including CPP		$16.37	$16.14	$13.79
Book value per share excluding CPP		$13.02	$12.78	$13.79
Tangible book value per share including CPP		$15.43	$15.40	$13.30
Tangible book value per share excluding CPP		$12.08	$12.04	$13.30

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	March 31, 2009	Dec. 31, 2008	March 31, 2008

Retail loans	$144,010	$134,079	$110,622
Corporate loans	335,936	318,542	261,993

Total loans	479,946	452,621	372,615

Allowance for loan losses	(6,089)	(5,885)	(4,874)

Investments available for sale	249,945	264,561	264,240
FHLB stock	11,825	11,825	11,570

Total investments	261,770	276,386	275,810
Federal funds sold	11,041	6,469	5,256
Other assets	31,804	31,733	26,757

Total assets	$778,472	$761,324	$675,564

Core deposits	$189,033	$177,639	$153,638
Term deposits	244,654	231,024	176,726

Total deposits	433,687	408,663	330,364
Borrowed funds	267,085	276,490	279,016
Other liabilities	4,494	4,029	4,513

Total liabilities	705,266	689,182	613,893

Total stockholders’ equity	73,206	72,142	61,671

Total liabilities and stockholders’ equity	$778,472	$761,324	$675,564

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended
(For the period ended)	March 31, 2009	Dec. 31, 2008	March 31, 2008

Interest income	$10,045	$9,988	$9,282
Interest expense	5,473	5,668	5,393

Net interest income	4,572	4,320	3,889
Provision for loan losses	240	450	105

Net interest income after provision for loan losses	4,332	3,870	3,784
Gain on sales of investments	227	—	—
Impairment of investments	—	(722)	—
Other non-interest income	504	577	494
Salary & employee benefits expense	1,743	1,744	1,640
Other non-interest expense	1,880	1,345	1,182

Total non-interest expense	3,623	3,089	2,822
Net income before income tax expense	1,440	636	1,456
Income tax expense (benefit)	476	(3,032)	540

Net income before preferred stock dividends and accretion	964	3,668	916
Preferred stock dividends and accretion	(159)	—	—

Net income available to common shareholders	$805	$3,668	$916

Basic earnings per common share	$0.18	$0.82	$0.20
Diluted earnings per common share	$0.18	$0.82	$0.20

End of period common shares outstanding	4,470,941	4,470,941	4,471,941

Weighted average common shares outstanding:
Basic	4,470,941	4,464,332	4,493,523
Diluted	4,471,014	4,468,708	4,518,548